s    As filed with the Securities and Exchange Commission on December 5, 1997
                                                           Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                                   ITRON, INC.

        Washington                                       91-1011792
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)

                              2818 N. Sullivan Road
                                 P.O. Box 15288
                         Spokane, Washington 99216-1897
                                 (509) 924-9900
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)
                               David G. Remington
                             Chief Financial Officer
                                   Itron, Inc.
                              2818 N. Sullivan Road
                                 P.O. Box 15288
                         Spokane, Washington 99216-1897
                                 (509) 924-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   Copies to:
                               Linda A. Schoemaker
                                  Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888
                              ---------------------
Approximate date of  commencement  of proposed sale to the public:  From time to time as soon as practicable after this Registration Statement becomes effective.
If the only securities  being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.__ If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box._X_
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________________
If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    --------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                              ---------------------

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

              Title of Each Class                  Amount to be       Proposed Maximum        Proposed Maximum         Amount of
        of Securities to Be Registered              Registered       Offering Price per      Aggregate Offering    Registration Fee
                                                                          Unit(1)                 Price(1)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, no par value(2)..................       50,000             $ 18.25                $ 912,500           $ 270.00
-----------------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c), based on the average of the high and low sale prices of the Common Stock on November 28, 1997.
(2)  Includes associated Common Stock Purchase Rights.
                              ---------------------
     The Registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1997

                                   ITRON, INC.
                              ---------------------
                          50,000 Shares of Common Stock
                              ---------------------

     This Prospectus relates to 50,000 shares of Common Stock, no par value
(the "Shares"), of Itron, Inc. ("Itron" or the "Company"). The Shares may be offered from time to time for the account of the holder named herein (the "Selling Securityholder") in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholder" and "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholder. The Selling Securityholder has agreed to pay all expenses incident to the offer and sale of the Shares offered hereby including all selling commissions, if any.

         The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "ITRI." On December 4, 1997, the last reported sale price of the Common Stock on Nasdaq was $21.50 per share.

                    The Shares offered hereby involve a high
                       degree of risk. See "Risk Factors"
                              beginning on page 4.
                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------


                The date of this Prospectus is December __, 1997.

                              AVAILABLE INFORMATION

         Itron, a Washington corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Itron.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents that are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to the Secretary, Itron, Inc., 2818 N. Sullivan Road, P.O. Box 15288, Spokane, Washington 99216-1897, telephone number (509) 924-9900.

                           FORWARD-LOOKING STATEMENTS

         When included in this Prospectus or in documents incorporated herein by reference, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and
uncertainties   include,   among  others,  changes  in  the  utility  regulatory
environment, delays or difficulties in introducing new products, increased competition and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, other than as expressly required by the Securities Act and the rules promulgated thereunder.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997; and September 30, 1997;

     3. The Company's Current Reports on Form 8-K dated March 18, 1997, May 2, 1997, May 29, 1997 September 3, 1997, September 11, 1997; and

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 18, 1993.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective purchasers should consider carefully the following factors, in addition to the other information contained or incorporated by reference in this Prospectus.

         Dependence on Utility Industry; Uncertainty Resulting From Mergers and Acquisitions and Regulatory Reform. The Company derives substantially all of its revenues from sales of its products and services to the utility industry. The Company has experienced variability of operating results on both an annual and a quarterly basis due primarily to utility purchasing patterns and delays of purchasing decisions as a result of mergers and acquisitions in the utility industry and changes or potential changes to the federal and state regulatory frameworks within which the electric utility industry operates.

         The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. The Company's utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Purchases of the Company's products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors.

         The domestic electric utility industry is currently the focus of regulatory reform initiatives in virtually every state, which initiatives have resulted in significant uncertainty for industry participants and raised concerns regarding assets that would not be considered for recovery through ratepayer charges. Consequently, many utilities are delaying purchasing decisions that involve significant capital commitments. While the Company expects some states will act on these regulatory reform initiatives in the near term, there can be no assurance that the current regulatory uncertainty will be resolved in the near future or that the advent of new regulatory frameworks will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utility companies are pursuing merger and acquisition strategies. The Company has experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, such purchase decisions are put on hold indefinitely when merger negotiations begin. The pattern of merger and acquisition activity among utilities may continue for the foreseeable future. If such merger and acquisition activity continues at its current rate or intensifies, the Company's revenues may continue to be materially adversely affected.

         Certain state regulatory agencies are considering the "unbundling" of metering and certain other services from the basic transport aspects of electricity distribution. Unbundling includes the identification of the separate costs of metering and other services and may extend to allowing competition for metering and other services. For example, in California, for Direct Access customers the decision has been made to open up metering, billing and other "revenue cycle" services to competition. The California Public Utilities Commission may issue standards for metering and meter data communications prior to January 1, 1998. Customers for the Company's products and services could change from utilities alone to utilities and their competitive suppliers of metering services, which change could have a significant impact on the manner in which the Company markets and sells its products and services. The Company might also have to modify its products and services (or develop new products and services) to meet the new standards established for metering or meter data communications.

         Recent Operating Losses. The Company experienced operating losses in the last two quarters of 1996 and the first quarter of 1997. While the Company recorded an operating profit in the second quarter of 1997, there can be no assurance that the Company will thereafter achieve or maintain consistent profitability on a quarterly or annual basis. The Company has experienced variability of quarterly results and believes its quarterly results will continue to fluctuate as a result of factors such as size and timing of significant customer orders, delays in customer purchasing decisions, timing and levels of operating expenses, shifts in product or sales channel mix, and increased competition. Beginning in 1996, the Company increased its rate of spending on its fixed network ("Fixed Network") automatic meter reading ("AMR") operations, which has left it subject to net operating losses caused by fluctuations in revenues. Recently, the Company's operating margins have been adversely affected by excess manufacturing capacity. The Company expects competition in the AMR market to increase as current competitors and new market entrants introduce competitive products. Operating margins also may be affected by other factors.

         Customer Concentration. The Company's revenues in any particular year tend to be concentrated with a limited number of customers, the identities of which change from year to year. In 1996, the Company had ten multi-year AMR contracts (excluding outsourcing contracts), which accounted for 44% of AMR revenues, or 33% of total Company revenues. One of these contracts was with Public Service Company of Colorado, and accounted for 22% of the Company's revenues in 1996. These contracts are subject to cancellation or rescheduling by customers. Cancellation or postponement of one or more of these contracts would have a material adverse effect on the Company. For example, beginning in the third quarter of 1996, the Company's revenues were adversely affected by an indefinite delay by a large customer in taking delivery of the Company's products pursuant to a multi-year contract.

         Volatility of Share Price. The price of the Company's Common Stock has traded in the range of $14.50 to $60.00 per share since January 1, 1996. The price of the Common Stock could continue to fluctuate significantly as a result of factors such as the Company's quarterly operating results, announcements by the Company or its competitors, changes in general conditions in the economy, the introduction of new products or technology, changes in earnings estimates by analysts or changes in the financial markets or the utility industry. In addition, in future quarters the Company's results of operations may be below the expectations of equity research analysts and investors, in which event the price of the Common Stock would likely be materially adversely affected. Further, in recent years the stock market has experienced significant price and volume fluctuations. These broad market fluctuations may materially adversely affect the market price of the Common Stock.

         Dependence on New Product Development. The Company has made and expects to continue to make a substantial investment in technology development. The Company's future success will depend in part on its ability to continue to design and manufacture new competitive products and to enhance its existing products and achieve large-scale implementation for its Fixed Network AMR products. This product development will require continued substantial investment in order to maintain the Company's market position. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of the Company's technologies or products. Development schedules for high-technology products are subject to uncertainty, and there can be no assurance that the Company will meet its product development schedules. During 1996, and in previous years, the Company experienced significant delays and cost overruns in the development of new products, and there can be no assurance that delays or cost overruns will not be experienced in the future. Delays in new product development, including software, can result from a number of causes, including changes in product definition during the development stage, changes in customer requirements, initial failures of products or unexpected behavior of products under certain conditions, failure of third-party supplied components to meet specifications or lack of availability of such components, unplanned interruptions caused by problems with existing products that can result in reassignment of product development resources, and other factors. Delays in the availability of new products or the inability to develop successfully products that meet customer needs could result in the loss of revenue or increased service and warranty costs, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on the Installation, Operations and Maintenance of AMR Systems Pursuant to Outsourcing Contracts. A portion of the Company's business consists of outsourcing, wherein the Company installs, operates and maintains AMR systems that it continues to own in order to provide meter reading and other related services to utilities and their customers. The Company's long-term outsourcing contracts are subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on the Company's part to meet contractual performance standards on a consistent basis over agreed time periods. The Company currently has two outsourcing contracts. The largest of the contracts (the "Duquesne Contract"), which is with Duquesne Light Company ("Duquesne"), involves Fixed Network AMR; the other utilizes a vehicle-based ("Mobile") AMR solution.

         Fixed Networks under both contracts are at this time only partially installed. Installations are scheduled to be completed on both contracts in 1998. There can be no assurance that the Company will complete current installation requirements under the Duquesne Contract, the uncompleted Mobile AMR contract and any future outsourcing contracts.

         The Company has experienced delays in performing its obligations under the Duquesne Contract. These delays relate primarily to the development of certain advanced meter reading functions and the software needed to complete these functions. While the Company is currently providing daily consumption meter data and tamper alarm capabilities for approximately 105,000 meters in Duquesne's service territory using its Fixed Network products, and has demonstrated additional advanced metering functions required under the Duquesne Contract, these additional functions are in a late development stage. While the Company believes that the next version of its Fixed Network AMR software will provide remaining advanced functions on a basis acceptable to Duquesne, and that it will complete the development of requisite capabilities to complete the installation of the AMR system specified in the Duquesne Contract in all material respects, there can be no assurance that it will be able to do so.

         The Company recently negotiated and signed an amendment to the Duquesne Contract pertaining to milestones and other matters. The amended contract revised completion dates for a number of critical contract milestones. As in the original contract, the amended contract provides for certain one-time monetary penalties for failure to meet certain specified milestones, including three milestones that must be met in the next eight months. The total amount of these penalties, should the Company fail to meet every one of the specified milestones, is approximately $25 million. The Company is currently in compliance with its agreement with Duquesne and believes it will fully satisfy all future milestones. Given the large investment already made by the Company in meter modules and network equipment now installed at Duquesne, the amount of revenues expected under the contract over its 15-year term, which is approximately $160 million and the milestone penalties, the Company's financial condition would be materially adversely affected if Duquesne were to terminate the Duquesne Contract for the Company's failure to perform.

         Increasing Competition. The Company faces competitive pressures from a variety of companies in each of the markets it serves. In the radio-based fixed network AMR market, companies such as CellNet Data Systems, Inc. ("CellNet") currently offer alternative solutions to the utility industry and compete aggressively with the Company. The emerging market for fixed network AMR systems for the utility industry, together with the potential market for other applications once such fixed network systems are in place, have led communications, electronics and utility companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the Company's Fixed Network AMR system. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services to utilities and other industry participants.

         The Company believes that several large suppliers of equipment, services or technology to the utility industry have developed or are currently developing competitive products for the AMR market. For example, Schlumberger Ltd. offers a competitive electric meter module for its newly manufactured meters. In addition, other large meter manufacturers could expand their current product and services offerings so as to compete directly with the Company. To stimulate demand, and due to increasing competition in the AMR market, the Company has from time to time lowered prices on its AMR products and may continue to do so in the future. The Company also anticipates increasing competition with respect to the features and functions of such products. In the handheld systems market, Itron has encountered competition from a number of companies, resulting in margin pressures in the maturing domestic handheld systems business.

         Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that would increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         Uncertainty of Market Acceptance of New Technology. The AMR market is evolving, and it is difficult to predict the future growth rate and size of this market with any assurance. The AMR market did not grow as quickly in 1996 as the Company had expected. Further market acceptance of the Company's new AMR products and systems, such as its Fixed Network products, will depend in part on the Company's ability to demonstrate cost effectiveness, and strategic and other benefits, of the Company's products and systems, the utilities' ability to justify such expenditures and the direction and pace of federal and state regulatory reform actions. In the event that the utility industry does not adopt the Company's technology or does not adopt it as quickly as the Company expects, the Company's future results will be materially and adversely affected. International market demand for AMR systems varies by country based on such factors as the regulatory and business environment, labor costs and other economic conditions.

         Rapid Technological Change. The telecommunications industry, including the data transmission segment thereof, currently is experiencing rapid and dramatic technology advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities, and private communications networks have greatly expanded communications capabilities and market opportunities. Many companies from diverse industries are actively seeking solutions for the transmission of data over traditional communications media, including radio-based and cellular telephone networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers. There can be no assurance that technological advances will not cause the Company's technology to become obsolete or uneconomical.

         Availability and Regulation of Radio Spectrum. A significant portion of the Company's products use radio spectrum and in the United States are subject to regulation by the U.S. Federal Communications Commission (the "FCC"). In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and there can be no assurance that the FCC or Congress will not adopt additional changes in the future. Licenses for radio frequencies must be renewed, and there can be no assurance that any license granted to the Company or its customers will be renewed on acceptable terms, if at all. The Company has committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to the Company's products, and there can be no assurance that the Company would be able to modify its products to meet such requirements, that it would not experience delays in completing such modifications or that the cost of such modifications would not have a material adverse effect on the Company's future financial condition and results of operations.

         The Company's radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for the use the Company intends. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain the Company's planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. In the event that the unlicensed frequencies become unacceptably crowded or restrictive, and no additional frequencies are allocated, the Company's business will be materially adversely affected.

         The Company is also subject to regulatory requirements in international markets that vary by country. To the extent the Company wishes to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and power specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude the Company from selling its products.

         Dependence on Key Personnel. The Company's success depends in large part on its ability to retain highly qualified technical and management personnel, the loss of one or more of whom could have a material adverse effect on the Company's business. The Company's success also depends on its ability to continue to attract and retain highly qualified personnel in all disciplines. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel.

         Intellectual Property. While the Company believes that its patents, trademarks and other intellectual property have significant value, there can be no assurance that these patents and trademarks, or any patents or trademarks issued in the future, will provide meaningful competitive advantages. There can be no assurance that the Company's patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can also be no assurance that such rights will remain protected or that the Company's competitors will not independently develop patentable technologies that are substantially equivalent or superior to the Company's technologies. On October 3, 1996, the Company brought an action in the United States District Court for the District of Minnesota against CellNet claiming infringement of one of Itron's patents. This action is pending, and the discovery phase thereof has commenced. On April 29, 1997, CellNet brought an action against the Company in the United States District Court for the Northern District of California claiming infringement of one of CellNet's patents. Itron management has reviewed the complaint and believes it to be without merit. There can be no assurance that the Company will prevail in either action or, even if it prevails, that the legal costs incurred by the Company in connection with these actions will not have a material adverse effect on the Company's financial condition or results of operations.

         Dependence  on Key Vendors  and  Internal  Manufacturing  Capabilities.
Certain of the Company's products, subassemblies and components are procured from a single source, and others are procured only from limited sources. In particular, the Company currently obtains approximately 50% of its handheld devices from one vendor located in the United Kingdom and obtains all the microcontrollers for its AMR meter modules from a single source, National Semiconductor. The Company's reliance on such components or on these sole- or limited-source vendors or subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, Itron may be affected by worldwide shortages of certain components, such as memory chips. A significant price increase in certain of such components or subassemblies could have a material adverse effect on the Company's results of operations. Although the Company believes alternative suppliers of these products, subassemblies and components are available, in the event of supply problems from the Company's sole- or limited-source vendors or subcontractors, the Company's inability to develop alternative sources of supply quickly or cost-effectively could materially impair the Company's ability to manufacture its products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of a significant interruption in production at the Company's manufacturing facilities, considerable time and effort could be required to establish an alternative production line. Depending on which production line were affected, such a break in production would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Outsourcing Financing. The Company intends to utilize limited recourse, long-term, fixed-rate project financing for its future outsourcing contracts. It has established Itron Finance, Inc. as a wholly owned Delaware subsidiary and plans to establish bankruptcy remote, single and special purpose subsidiaries of Itron Finance, Inc. for this purpose. Although on May 9, 1997, the Company completed the closing of an $8 million AMR project financing, there can be no assurance that it will be able to effect other project financings. If the Company is unable to utilize limited recourse, long-term, fixed-rate project financing for its outsourcing contracts, its borrowing capacity will be reduced and it may be subject to the negative effects of floating interest rates if it cannot hedge its exposure on such contracts.

         Ability to Service Debt; Financial Condition. The funds generated by existing operations may not be at levels sufficient to enable the Company to meet its debt service obligations and other fixed charges. There can be no assurance that cash flows from future operations of the Company, together with funds from such other sources, if any, will be sufficient to enable the Company to meet its debt service obligations. The Company has a line of credit for $50 million which expires on May 31, 1998. While the Company expects the credit facility to be renewed in the ordinary course, there can be no assurance that it will be renewed or will be renewed on terms acceptable to the Company or at sufficient levels.

         International Operations. International sales and operations may be subject to risks such as the imposition of government controls, political instability, export license requirements, restrictions on the export of critical technology, currency exchange rate fluctuations, generally longer receivables collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect the Company's products to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations.

         Increased Leverage. The Company has issued $63,400,000 aggregate principal amount of its 6-3/4% Convertible Subordinated Notes Due 2004 (the "Notes"). Interest on the Notes is payable semiannually on March 31 and
September 30 of each year, commencing on September 30, 1997. Primarily as a result of the sale of the Notes, the Company's ratio of total debt to total capitalization increased from approximately 25.7% at December 31, 1996 to approximately 36.6% at March 31, 1997. As a result of this increased debt level, the Company's principal and interest obligations increased substantially. The degree to which the Company has borrowed funds pursuant to the Notes could limit the amount of additional financing the Company may obtain, and/or may result in terms and conditions for any additional financing less favorable than the Company's current borrowing terms and conditions. Increased borrowings could make the Company more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also materially and adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures to be able to meet such requirements.

         Antitakeover Considerations. The Company has the authority to issue 10 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof without any further vote or action by the Company's shareholders. The issuance of preferred stock could dilute the voting power of holders of Common Stock and could have the effect of delaying or preventing a change in control of the Company. Certain provisions of the Company's Restated Articles of
Incorporation, Restated Bylaws, shareholder rights plan and employee benefit plans, as well as Washington law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholder.

                             SELLING SECURITYHOLDER

         The Shares were originally issued in June 1997 upon exercise of warrants that were issued in connection with a research and development partnership. The following table sets forth certain information as of December 5, 1997 concerning the number of Shares beneficially owned by the Selling
Securityholder that may be offered from time to time pursuant to this Prospectus.

                                           Shares
                                        Beneficially
                                       Owned Prior to                                            Shares Beneficially
                                          Offering           Shares That May be Sold             Owned After Offering
                                    --------------------------------------------------------------------------------------------
                Name                       Number           Number          Percent(1)         Number           Percent
----------------------------------------------------------------------------------------------------------------------------------

Southern Electric PLC                     50,000            50,000               *                 0               --

------------

*    Less than 1%.

(1) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,600,212 shares of Common Stock outstanding as of November 30, 1997.

         The  preceding   table  has  been  prepared  based,  in  part,  on  the
information furnished to the Company by the Selling Securityholder.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby have been registered to remove their restricted status under the Securities Act. Pursuant to this registration, the Selling Securityholder may choose to sell all or any of the Shares from time to time in transactions on Nasdaq or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. The Company may suspend the use of this Prospectus for sales of Shares under certain circumstances.

         The  Shares may be sold in one or more of the  following  transactions:
(i) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Securityholder in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Securityholder to sell a specified number of Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

         The Selling Securityholder has agreed to pay all expenses incident to the registration, offer and sale of the Shares offered hereby, including all selling commissions, if any.

                                  LEGAL MATTERS

         The legality of the Shares being offered hereby is being passed upon for the Company by Perkins Coie, Seattle, Washington.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.





                            ------------------------



                                TABLE OF CONTENTS

                                                  Page
Available Information......................        2
Forward-Looking Statements.................        2
Incorporation of
   Certain Documents by Reference..........        3
Risk Factors...............................        4
Use of Proceeds............................        10
Selling Securityholder.....................        10
Plan of Distribution.......................        11
Legal Matters..............................        11
Experts....................................        11













                                   ITRON, INC.








                                  50,000 Shares
                                 of Common Stock













                                   PROSPECTUS

                                December , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses incurred by the Registrant, all of which will be reimbursed by the Selling Securityholder, in connection with the sale of the securities being registered. Normal brokerage commissions and fees are payable individually by the Selling Securityholder. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee.

          SEC registration fee............................       $      270
          Printing and engraving expenses.................              500
          Legal fees and expenses.........................            8,000
          Accounting fees and expenses....................            1,000
          Miscellaneous fees and expenses.................              500
                                                                 ----------
               Total......................................       $   10,270
                                                                 ============

Item 15.  Indemnification of Directors and Officers

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Registrant's Restated Bylaws provides for indemnification of the Registrant's directors and officers to the maximum extent permitted by Washington law.

         Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders. Certain of the directors of the Registrant, who are affiliated with principal shareholders of the Registrant, also may be indemnified by such shareholders against liability they may incur in their capacity as a director of the Registrant, including pursuant to a liability insurance policy for such purpose.

         The Registrant has entered into an Indemnification Agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the full extent permitted by Washington law. In addition, the Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee or agent of the Registrant, or that being or having been such a director, officer, employee or agent, such director is or was serving at the request of the Registrant as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent. The officer or director is not indemnified for any action, suit, claim or proceeding instituted by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant's Board of Directors or unless the action is to enforce the provisions of the Indemnification Agreement.

         No indemnity pursuant to the Indemnification Agreements may be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against an officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant.

         Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

         The above discussion of the WBCA and the Registrant's Restated Bylaws and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Restated Bylaws and the Restated Articles of Incorporation.

Item 16.  Exhibits


          5.1 Opinion of Perkins Coie, counsel to the Registrant, regarding the legality of the securities

          23.1 Consent of Deloitte & Touche LLP, independent auditors

          23.2 Consent of Perkins Coie (contained in Exhibit 5.1)

          24.1 Power of attorney (contained on signature page)

Item 17.  Undertakings

         A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         B.       The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. The undersigned  Registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Spokane, State of Washington, on the 5th day of December, 1997.

                                   ITRON, INC.


                                   /S/ JOHNNY M. HUMPHREYS
                                   By:    Johnny M. Humphreys
                                          President, Chief Executive Officer
                                          and Director

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes Johnny M. Humphreys and David G. Remington, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of December, 1997

    Signature                              Title

/S/ PAUL A. REDMOND             Chairman of the Board
------------------------
Paul A. Redmond

/S/ JOHNNY M. HUMPHREYS         President, Chief Executive Officer and Director
                                (Principal Executive Officer)
------------------------
Johnny M. Humphreys

/S/ DAVID G. REMINGTON          Chief Financial Officer
                                (Principal Financial and Accounting Officer)
------------------------
David G. Remington

/s/ MICHAEL B. BRACY            Director

------------------------
Michael B. Bracy

/s/ TED C. DEMERRITT            Director

------------------------
Ted C. DeMerritt

/s/ JON E. ELIASSEN             Director

------------------------
Jon E. Eliassen

/s/ MARY ANN PETERS             Director

------------------------
Mary Ann Peters

/s/ STUART EDWARD WHITE         Director

------------------------
Stuart Edward White

/s/ GRAHAM M. WILSON            Director

------------------------
Graham M. Wilson

                                  EXHIBIT INDEX



          Exhibit
          Number

          5.1 Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Securities

          23.1 Consent of Deloitte & Touche LLP, independent auditors

          23.2 Consent of Perkins Coie (contained in Exhibit 5.1)

          24.1 Power of attorney (contained on signature page)

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                                                                   Exhibit 5.1
-------------------------------------------------------------------------------

                                December 4, 1997




Itron, Inc.
2818 N Sullivan Rd
Spokane, WA  99216

Gentlemen and Ladies:

         We have acted as counsel to you in connection with the registration under the Securities Act of 1933, as amended, by Itron, Inc. (the "Company") of 50,000 shares of Common Stock (the "Shares"). The Shares are to be offered and sold by a securityholder of the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (the "Registration Statement") which you are filing with the Securities and Exchange Commission.

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                       PERKINS COIE

                                                                  Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Itron, Inc.'s Registration Statement on Form S-3 of our reports dated February 7, 1997, appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.

                              DELOITTE & TOUCHE LLP



Seattle, Washington
December 4, 1997